Exhibit 10.8.3
SECOND AMENDMENT
TO THE
COLT DEFENSE LLC
SALARIED RETIREMENT INCOME PLAN
     WHEREAS, Colt Defense LLC (the “Employer”) heretofore established a defined benefit pension plan known as the Colt Defense LLC Salaried Retirement Income Plan (the “Plan”); and
     WHEREAS, under the terms of the Plan, the Employer has the ability to amend the Plan; and
     WHEREAS, the Internal Revenue Service has issued final regulations regarding retroactive annuity starting dates; and
     WHEREAS, the Employer wishes to amend the Plan to provide for retroactive annuity starting dates;
     NOW, THEREFORE, effective as of January 1, 2004, the Employer hereby amends the Plan to provide as follows:
Section 1: Preamble
1.1 This Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Amendment.
1.2 Sectional references in this Amendment are numbered independently of the Plan document.
Section 2: Election of Retroactive Annuity Starting Dates
2.1 If payment of benefits is delayed beyond the later of the Participant’s Normal Retirement Age or the date he retires from active employment with the Employer, and the Participant does not elect a retroactive annuity starting date as provided in Amendment subsection 2.2, the Participant shall receive a monthly benefit which is the actuarial equivalent of the benefit to which he would have been entitled if benefits were not delayed.
2.2 In lieu of the actuarial adjustment as set forth in Amendment subsection 2.1 above, a Participant may elect a retroactive annuity starting date as defined in Treasury Regulations 1.417(e)-1. Subject to the limited exception for early retirement, in no event shall a Participant be permitted to elect a retroactive annuity starting date other than his Normal Retirement Date or, if later, his termination of employment. A Participant who is eligible for early retirement in accordance with the further terms of the Plan shall be permitted to elect a retroactive annuity starting date of the first of the month following his termination of employment provided the request for benefit payment is made within 30 days of the retroactive annuity starting date. If the request for benefit payment is not made within 30 days of the retroactive annuity starting date, a Participant shall not be permitted to elect a retroactive annuity starting date. The Participant electing a retroactive annuity starting date shall receive a make-up payment to reflect any missed payment(s) for the period from the retroactive annuity starting date to the date of the actual make-up payment, with an appropriate adjustment for interest from the date the missed payment(s) would have been made to the date of the actual make-up payment. All future periodic payments shall be the same amount that would have been paid had payments actually commenced on the retroactive annuity starting date.
2.3 The Plan Administrator shall provide to the Participant a written explanation of the Qualified Joint and Survivor Annuity required by Code Section 417(a)(3) no less than 30 days and no more than 90 days before the Annuity Starting Date. If the Participant elects a retroactive annuity starting date as defined in Reg. 1.417(e)-1, the date benefits actually commence based on the retroactive annuity starting date shall be substituted for the Annuity Starting Date for purposes of satisfying the timing requirements for providing the written explanation of the Qualified Joint and Survivor Annuity.
Section 3: Requirements for Retroactive Annuity Starting Date
3.1 In order for a distribution to have a retroactive annuity starting date, all of the requirements set forth in this Section must be met.
3.2 A Participant’s spouse, who is defined as the person to whom the Participant is lawfully married as of the earlier of his Annuity Staring Date or the date of his death, must consent to the distribution with a retroactive annuity starting date in a manner that would satisfy the requirements of Code Section 417(a)(2). Such spouse or alternate payee, as applicable, shall be determined as of the date distributions actually commence. This spousal consent requirement shall not apply if the amount of such spouse’s annuity payments under the retroactive annuity starting date election is no less than the amount that the survivor payments to such spouse would have been under a qualified joint and 50% survivor annuity with an Annuity Starting Date after the date the qualified joint and survivor annuity explanation was provided.
3.3 Any distribution (including appropriate interest payments) provided based on a retroactive annuity starting date must satisfy the maximum benefit limitations of Code Section 415 on the retroactive annuity starting date and on the date benefits actually commence. However, this requirement to apply Code Section 415 as of the date the distribution actually commences does not apply if the date distribution commences is twelve months or less from the retroactive annuity starting date, and benefit is paid in a form not subject to Code Section 417(e)(3) (e.g., a life annuity).
3.4 If a distribution paid pursuant to an election of a retroactive annuity starting date is a form of benefit which would have been subject to the requirements of Code Section 417(e)(3) (e.g., a lump sum), the present value of the benefit determined as of the retroactive annuity starting date must be no less than the present value determined as of the actual distribution date. The benefit determined as of the retroactive annuity starting date is the present value of the annuity payable at the retroactive annuity starting date, determined as of the retroactive annuity starting date using the applicable interest rate and the applicable mortality table that apply as of retroactive annuity starting date. The benefit determined as of the actual distribution date is the present value of the annuity payable at the retroactive annuity starting date, determined as of the actual distribution date using the applicable interest rate and applicable mortality table that apply as of the actual distribution date.
Section 4: Administrative Delay
The Plan will not fail to satisfy the 90-day timing requirement for providing a written explanation of the Qualified Joint and Survivor Annuity required by Code Section 417(a)(3) merely because, due solely to administrative delay, a distribution commences more than 90 days after the written explanation is provided to the Participant.
IN WITNESS WHEREOF, the Employer has caused this Second Amendment to be executed by to be executed by a daily authorized person this 1st day of December, 2005.

WITNESS	COLT DEFENSE LLC

By:
/s/ J. Michael Magouirk		/s/ Carlton S. Chen
	Title:	Vice President, Business and Regulatory Affairs, & Secretary